CONSENT OF EXPERT
FILED BY SEDAR

April 15, 2009

British Columbia Securities Commission (Principal Regulator)
Ontario Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
Western Goldfields Inc.
New Gold Inc.

Dear Sirs/Mesdames:

Re:

The management information circular supplement (the "Supplement") of New Gold Inc. and Western Goldfields Inc., dated April 8, 2009.

Pursuant to Section 8.3 of National Instrument 43-101 Standards of Disclosure for Mineral Projects, this letter is being filed as the consent of Monte Christie to extracts from, or a summary of, the technical report entitled "New Afton Project NI 43-101 Independent Technical Report", dated April 2007 (the "Report"), contained in the Supplement or incorporated by reference therein.

I hereby confirm that I have read the Supplement, including the written technical disclosure contained in the Supplement or incorporated by reference therein, and that it fairly and accurately represents the information in the Report that supports the disclosure.

Sincerely,

/s/ Monte Christie

Monte Christie, P.E.
Vector Engineering Inc.